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                                 EXHIBIT 4.1.3

                                THIRD AMENDMENT
                                     TO THE
                             TRAMMELL CROW COMPANY
                         EMPLOYEE STOCK PURCHASE PLAN

    THIS THIRD AMENDMENT is effective as set forth below and is made by the Board of Directors (the "Board") of Trammell Crow Company, a Delaware corporation (the "Company"), subject to stockholder approval of the Authorized Share Amendment (as defined below).

                          W  I  T  N  E  S  S  E  T  H:

    WHEREAS, the Company has previously established the Trammell Crow Company Employee Stock Purchase Plan effective March 1, 1998 (the "Plan") for the benefit of eligible employees, as subsequently amended;

    WHEREAS, pursuant to paragraph 15 of the Plan, the Board has the right to make certain amendments to the Plan;

    WHEREAS, the Board desires to amend the Plan to:

        1. increase by 1,000,000 the aggregate number of shares of the Company's common stock, par value $.01 per share ("Common Stock"), which may be sold pursuant to options granted under the Plan (the "Authorized Share Amendment"); and

        2. institute a six month holding period during which shares of Common Stock purchased pursuant to the Plan may not be disposed of in any manner, including by means of assignment or hypothecation (the "Holding Period Amendment" and, together with the Authorized Share Amendment, the "Plan Amendment"); and

    WHEREAS, the Plan Amendment is within the scope of the Board's powers.

    NOW, THEREFORE, the Plan is hereby amended as follows, effective March 15, 2001:

    1. STOCK SUBJECT TO PLAN. Subject to stockholder approval, paragraph 5 is hereby amended and restated in its entirety to read as follows:

        "5. STOCK SUBJECT TO THE PLAN. Subject to the provisions of paragraph 12 (relating to adjustment upon changes in stock), the aggregate number of shares which may be sold pursuant to options granted under the Plan shall not exceed two million (2,000,000) shares of the authorized $.01 par value common stock of the Company ("Stock"), which shares may be unissued shares or reacquired shares or shares bought on the market for purposes of the Plan. Should any option granted under the Plan expire or terminate prior to its exercise in full, the shares theretofore subject to such option may again be subject to an option granted under the Plan. Any shares which are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan."

    2. HOLDING PERIOD. Paragraph 7(d) is hereby added to the Plan to read as follows:

        "(d) HOLDING PERIOD. Effective July 1, 2001, for a period of six months following each date of exercise, a participant may not dispose of, in any manner including assignment or hypothecation, shares of Stock acquired on such date of exercise, regardless of whether the participant is issued the applicable share certificates or whether the Company, or its agent, retains the share certificates. Upon the expiration of the six month period following the date of exercise, the participant may dispose of the Stock as long as such disposition complies

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        with all applicable securities laws.  At the sole discretion of the
        Company, share certificates may bear a legend describing the restriction set forth in this paragraph 7(d)."

    3. EFFECT OF AMENDMENT. Except as amended or supplemented herein, the Plan shall remain unchanged and continue in full force and effect.

    IN WITNESS WHEREOF, this Third Amendment has been executed by a duly authorized officer of the Company as of the date specified below and effective as set forth herein.

                                       TRAMMELL CROW COMPANY,
                                       a Delaware corporation



                                       By:     /s/ J. Christopher Kirk
                                          -------------------------------------

                                       Name:    J. Christopher Kirk
                                            -----------------------------------

                                       Title:    Executive Vice President
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                                       Dated:    May 25, 2001
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